Exhibit 4.2

ADVANCED MICRO DEVICES, INC.

CUSIP No.	$

FORM OF 7.75 % SENIOR NOTE DUE 2012

ADVANCED MICRO DEVICES, INC., a Delaware corporation, as issuer (the “Company”), for value received, promises to pay to CEDE & CO. or registered assigns the principal sum of $                                 on November 1, 2012.

Interest Payment Dates: November 1 and May 1

Record Dates: October 15 and April 15

Reference is made to the further provisions of this Note contained herein, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by one of its duly authorized officers.

ADVANCED MICRO DEVICES, INC.

By:
Name:
Title:

Certificate of Authentication

This is one of the 7.75% Senior Notes Due 2012 referred to in the within-mentioned Indenture.

WELLS FARGO BANK, N.A., as Trustee

By:
Authorized Officer

[FORM OF REVERSE OF NOTE]

ADVANCED MICRO DEVICES, INC.

7.75% SENIOR NOTE DUE 2012

1. Interest. ADVANCED MICRO DEVICES, INC., a Delaware corporation, as issuer (the “Company”), promises to pay, until the principal hereof is paid or made available for payment, interest on the principal amount set forth on the face hereof at a rate of 7.75% per annum. Interest hereon will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid or, if no interest has been paid, from and including October 29, 2004 to but excluding the date on which interest is paid. Interest shall be payable semi-annually in arrears on each November 1 and May 1, commencing May 1, 2005.* Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company shall pay interest on overdue principal and on overdue interest (to the full extent permitted by law) at the rate borne by the Notes.

2. Method of Payment. The Company will pay interest hereon (except defaulted interest) to the Persons who are registered Holders at the close of business on October 15 or April 15 immediately preceding the interest payment date (whether or not a Business Day). Holders must surrender Notes to a Paying Agent to collect principal payments. The Company will pay to the Paying Agent principal and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debt, provided that if a Holder of at least $1,000,000 aggregate principal amount of Notes has given wire transfer instructions to the Company no later than 15 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion), the Company will pay, or cause to be paid by the Paying Agent, all principal, interest and Additional Interest (as defined herein), if any, on the Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made by check mailed to the Holders at their address set forth in the register of Holders.

3. Paying Agent and Registrar. Initially, Wells Fargo Bank, N.A. (the “Trustee”) will act as a Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to the Holders. The Company may act as Paying Agent or Registrar.

4. Indenture. The Company issued the Notes under an Indenture dated as of October 29, 2004 (the “Indenture”), between the Company and the Trustee. This is one of an issue of Notes of the Company issued, or to be issued, under the Indenture. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (15 U.S. Code §§ 77aaa-77bbbb), as amended from time to time. The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of them. Each Holder of a Note agrees to and shall be bound by such provisions. Capitalized and certain other terms used herein and not otherwise defined have the meanings set forth in the Indenture.

*	With respect to Additional Notes, Interest will accrue from and including the most recent date to which interest has been paid or, if no interest has been paid, from and including the date such Additional Notes are issued.

5. Optional Redemption. (a) Except as set forth in the next succeeding paragraphs, the Notes will not be redeemable at the option of the Company prior to November 1, 2008. Starting on that date, the Company may redeem all or any portion of the Notes, at any time or from time to time, after giving the required notice under the Indenture. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Notes redeemed during the 12-month period commencing on November 1 of the years set forth below, and are expressed as percentages of principal amount:

Year	Redemption Price
2008	103.875%
2009	101.938%
2010 and thereafter	100.000%

(b) At any time or from time to time prior to November 1, 2008, the Company may redeem all or any portion of the Notes, after giving the notice required under the Indenture, at a redemption price equal to the sum of:

(1)	100% of the principal amount of Notes to be redeemed; and

(2)	the excess of

(a) the sum of the present values of (1) the redemption price of the Notes to be redeemed at November 1, 2008 (as set forth in paragraph 5(a) hereto), and (2) the remaining scheduled payments of interest from the redemption date to November 1, 2008, but excluding accrued and unpaid interest to the redemption date, discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, over

(b) 100% of the principal amount of the Notes to be redeemed,

plus accrued and unpaid interest to but excluding the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(c) At any time and from time to time, prior to November 1, 2007, the Company may redeem up to a maximum of 35% of the aggregate principal amount of the Notes (including any Additional Notes) with the proceeds of one or more Qualified Equity Offerings, at a redemption price equal to 107.75% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to but excluding the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Notes (including any Additional Notes) remains outstanding. Any such redemption shall be made within 90 days of such Qualified Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

“Treasury Rate” means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the redemption date (or, if such statistical release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to November 1, 2008; provided, however, that if the period from the redemption date to November 1, 2008 is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to November 1, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

(d) The Trustee will select Notes called for redemption pursuant to this paragraph 5 on a pro rata basis as set forth in the Indenture; provided that no Notes of $1,000 or less shall be redeemed in part. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption pursuant to this paragraph 5 hereto become due on the date fixed for redemption. On and after the Redemption Date, interest stops accruing on Notes or portions of them called for redemption as, and to the extent, provided in Section 3.05 of the Indenture.

6. Notice of Redemption. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the Redemption Date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed.

7. Offers To Purchase. The Indenture provides that upon the occurrence of a Change of Control or an Asset Sale and subject to further limitations contained therein, the Company shall make an offer to purchase outstanding Notes in accordance with the procedures set forth in the Indenture.

8. Registration Rights. (a) Pursuant to a Registration Rights Agreement among the Company and the Initial Purchasers named therein (the “Registration Rights Agreement”) and subject to the further limitations and conditions set forth therein, the Company will be obligated to consummate an exchange offer (the “Exchange Offer”) pursuant to which the Holder of this Note shall have the right to exchange this Note for Notes which have been registered under the Securities Act, in like principal amount and having substantially identical terms as the Notes.

(b) If (i) within 90 days after the Issue Date of the Notes, the Exchange Offer Registration Statement (as defined in the Registration Rights Agreement) has not been filed with the Commission; (ii) within 180 days after the Issue Date of the Notes, the Exchange Offer Registration Statement has not been declared effective; (iii) within 225 days after the Issue Date of the Notes, the Registered Exchange Offer (as defined in the Registration Rights Agreement) has not been consummated; (iv) within 60 days of the day on which the obligation to use commercially reasonable efforts to file the Shelf Registration Statement (as defined in the Registration Rights Agreement), such Shelf Registration Statement is not filed with the Commission; (v) within 120 days of the day on which the obligation to use commercially reasonable efforts to cause the Shelf Registration Statement to become effective, such Shelf Registration Statement is not declared effective by the Commission; or (vi) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or fails to be usable (subject, in the case of the Shelf Registration Statement, to the exceptions set forth in the Registration Rights Agreement) in connection with resales of Notes or Exchange Notes in accordance with and during the periods specified in Section 2 and 3 of the Registration Rights Agreement (each such event referred to in clauses (i) through (vi), a “Registration Default”), “Additional Interest” (as defined in the Registration Rights Agreement) will accrue on the terms and in the amounts set forth in the Registration Rights Agreement.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and to pay to it any taxes and fees required by law or permitted by the Indenture. The Registrar shall not be required to exchange or register a transfer of any Note for a period of 15 days immediately preceding the redemption of Notes, except the unredeemed portion of any Note being redeemed in part.

10. Persons Deemed Owners. The registered Holder of this Note may be treated as the owner of this Note for all purposes.

11. Unclaimed Money. If money for the payment of principal or interest remains unclaimed for two years, the Trustee or Paying Agent will pay the money back to the Company at its written request. After that, Holders entitled to the money must look to the Company for payment as general creditors unless an “abandoned property” law designates another Person.

12. Amendment, Supplement, Waiver, Etc. The Company and the Trustee (if a party thereto) may, without the consent of the Holders of any outstanding Notes, amend, waive or supplement the Indenture or the Notes for certain specified purposes, including, among other things, curing ambiguities, omissions, defects or inconsistencies, maintaining the qualification of the Indenture under the Trust Indenture Act of 1939, as amended, providing for the assumption by a successor to the Company of its obligations under the Indenture and making any change that does not materially and adversely affect the rights of any Holder. Other amendments and modifications of the Indenture or the Notes may be made by the Company and the Trustee with the consent of the Holders of not less than a majority of the aggregate principal amount of the outstanding Notes, subject to certain exceptions requiring the consent of the Holders of the particular Notes to be affected.

13. Restrictive Covenants. The Indenture imposes certain limitations on the ability of the Company and its Restricted Subsidiaries to, among other things, incur additional Debt, pay dividends on, redeem or repurchase its Capital Stock, make certain investments, sell assets, create restrictions on the payment of dividends or other amounts to the Company from any Restricted Subsidiaries, enter into transactions with Affiliates, expand into unrelated businesses, create liens or consolidate, merge or sell all or substantially all of the assets of the Company and its Restricted Subsidiaries and requires the Company to provide reports to Holders of the Notes. Such limitations are subject to a number of important qualifications and exceptions. Pursuant to Section 4.06 of the Indenture, the Company must annually report to the Trustee on compliance with such limitations.

14. Successor Corporation. When a successor corporation assumes all the obligations of its predecessor under the Notes and the Indenture and the transaction complies with the terms of Article Five of the Indenture, the predecessor corporation will, except as provided in Article Five, be released from those obligations.

15. Defaults and Remedies. Events of Default are set forth in the Indenture. Subject to certain limitations in the Indenture, if an Event of Default (other than an Event of Default specified in Sections 6.01(7) and 6.01(8) of the Indenture with respect to the Company) occurs and is continuing, the Trustee or the registered Holders of not less than 25% of the principal amount of the Notes then outstanding, may, and the Trustee at the written request of such Holders shall, declare due and payable, if not already due and payable, the principal of and any accrued and unpaid interest on all of the Notes by notice in writing to the Company and the Trustee specifying the applicable Event of Default and that it is a “notice of acceleration”, and the same shall immediately become due and payable. If an Event of Default specified in Sections 6.01(7) and 6.01(8) of the Indenture occurs with respect to the Company, then the principal of and any accrued and unpaid interest on all of the Notes shall immediately become due and payable without any declaration or other act on the part of the Trustee or any Holder. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may require indemnification satisfactory to it before it enforces the Indenture or the Notes. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal of, or interest on, the Notes) if it determines that withholding notice is in their best interests.

16. Trustee Dealings with Company. Subject to certain limitations imposed by the Trust Indenture Act, the Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not Trustee.

17. No Recourse Against Others. No past, present or future director, officer, employee or stockholder of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes.

18. Discharge. The Company’s obligations pursuant to the Indenture will be discharged, except for obligations pursuant to certain sections thereof, subject to the terms of the Indenture, upon the payment of all the Notes or upon the irrevocable deposit with the Trustee of United States dollars or U.S. Government Obligations sufficient to pay when due principal of and interest on the Notes to maturity or redemption, as the case may be.

19. Authentication. This Note shall not be valid until the Trustee signs the certificate of authentication on the other side of this Note.

20. Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. The Trustee and the Company agree to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to the Indenture or the Notes.

21. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TENANT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Advanced Micro Devices, Inc.

One AMD Place

Sunnyvale, California 94088

Fax: (408) 774-7002

Telephone: (408) 749-4000

Att: Legal Department

With a copy to:

Latham & Watkins

505 Montgomery Street, Suite 1900

San Francisco, California 94111

Fax: (415) 395-8095

Telephone: (415) 391-0600

Att: Tad J. Freese, Esq.

ASSIGNMENT FORM

I or we assign and transfer this Note to:

(Insert assignee’s social security or tax I.D. number)

(Print or type name, address and zip code of assignee)

and irrevocably appoint:

Agent to transfer this Note on the books of the Company. The Agent may substitute another to act for him.

Date:	Your Signature:
(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

SCHEDULE OF INCREASES OR DECREASES

IN THE PRINCIPAL AMOUNT OF THIS GLOBAL NOTE

The following increases or decreases in the principal amount of this Global Note have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such increase or decrease	Signature of authorized signatory of Trustee

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have all or any part of this Note purchased by the Company pursuant to Section 4.08 or Section 4.12 of the Indenture, check the appropriate box:

☐	Section 4.08	☐	Section 4.12

If you want to have only part of the Note purchased by the Company pursuant to Section 4.08 or Section 4.12 of the Indenture, state the amount you elect to have purchased:

$

            (multiple of $1,000)

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

                Signature Guarantee

SIGNATURE GUARANTEE

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.